Exhibit 10.19

KINDERCARE EDUCATION LLC

LONG-TERM INCENTIVE PLAN

The purpose of this KinderCare Education LLC Long-Term Incentive Plan (the “LTIP”) is to enhance the ability of KinderCare Education LLC (the “Company”), an indirect subsidiary of KUEHG Corp. (“KUEHG”), and its Subsidiaries (as defined below) to attract and retain individuals of exceptional talent who will contribute to the sustained progress, growth and profitability of the Company and its Subsidiaries and to motivate these individuals toward strong achievement and business results.

Section 1.	Definitions

Whenever the following terms are used in the LTIP, they shall have their respective meanings specified below.

(a) “Affiliate,” with respect to any entity, means any other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the entity in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

(b) “Award” means a long-term incentive award granted pursuant to the terms and conditions of the LTIP and an applicable Award Agreement.

(c) “Award Agreement” means the written or electronic agreement pursuant to which an Award is issued to a Participant under the LTIP.

(d) “Cause,” with respect to any Participant, shall have the meaning set forth in the employment or other service agreement between the Participant and the Company or any Subsidiary or, if no such agreement exists or such agreement exists but does not contain a definition of “cause,” then “Cause” means: (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or its Subsidiaries or any other breach of a written agreement between the Participant and the Company or its Subsidiaries, including without limitation a breach of any employment, noncompete, nonsolicit or confidentiality agreement; (ii) the Participant’s commission of, or entry of a guilty or no contest plea to, a felony or other crime involving dishonesty or moral turpitude under the laws of the United States or any state thereof; (iii) the Participant’s gross negligence, wanton misconduct or willful misconduct, or the Participant’s willful or repeated failure or refusal to substantially perform or gross neglect of his or her assigned duties; (iv) any act of fraud, embezzlement, misappropriation or dishonesty committed by the Participant against the Company or any of its Subsidiaries; or (v) any acts, omissions or statements by the Participant which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the KUEHG Board.

(g) “Company” has the meaning set forth in the introduction above.

(h) “Company Board” means the Board of Managers of the Company.

(i) “Continuous Service” means that a Participant continues in service as an Employee without experiencing a Termination of Service.

(j) “EBITDA” means, for any Company fiscal year, the Company’s cumulative earnings before the deduction of interest, expenses, taxes, depreciation and amortization (as determined in the sole discretion of the Administrator and subject to such further adjustments as the Administrator may determine at any time).

(k) “EBITDA Percentage” has the meaning set forth in Section 4(a)(iii) below.

(l) “Eligible Employee” has the meaning set forth in Section 3(c) below.

(m) “Employee” means any officer or other employee of the Company or any Subsidiary.

(n) “Employment” means service to the Company and/or any Subsidiary as an Employee.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “KUEHG” has the meaning set forth in the introduction above.

(q) “KUEHG Board” means the Board of Directors of KUEHG.

(r) “LTIP” has the meaning set forth in the introduction above.

(s) “Manager” means any non-Employee member of the Company Board.

(t) “Participant” means an eligible Employee who is granted an Award under the LTIP for so long as such Employee continues to hold one or more Awards under the LTIP.

(u) “Performance Percentage” has the meaning set forth in Section 4(a) below.

(v) “Performance Period” means, with respect to an Award, unless otherwise determined by the Administrator, the three (3)-year period commencing on January 1st of the calendar year in which the Award is granted and ending on December 31st of the second calendar year following the commencement year.

(w) “Retirement” means a Termination of Service due to a Participant’s voluntary resignation on or after the date on which both (i) the number of full years of the Participant’s Employment with the Company and/or any Subsidiary is equal to or greater than ten (10) and (ii) the age of the Participant is equal to or greater than sixty-two (62).

(x) “Sale of the Company” means and includes each of the following (in each case, for purposes of any Award hereunder that constitutes “deferred compensation” (within the meaning of Section 409A (as defined below), if any, to the extent such transaction(s) constitute a “change in control event” (within the meaning of Section 409A)): (i) a merger or consolidation of the Company with or into any other company, corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets (including through the sale, merger or consolidation of the equity of one or more Affiliates of the Company), (iii) any other transaction, including the sale by the Company of new units or a transfer of existing units of the Company, the result of which is that a third party that is not an Affiliate of the Company or its unitholders (or a group of third parties not Affiliates of the Company or its unitholders) immediately prior to such transaction acquires or holds shares of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction, or (iv) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Company Board together with any new manager(s) (other than a manager designated by a person who shall have entered into an agreement with the Company to effect a transaction described in the foregoing clauses (i), (ii) and (iii)) whose election by the Company Board or nomination for election was approved by a vote of at least two-thirds of the managers then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; provided, that the following events shall not constitute a “Sale of the Company”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor company or corporation or its direct or indirect parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an Affiliate of the Company; (C) an initial public offering of any of the Company’s (or any successor entity’s) securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

(y) “Section 409A” has the meaning set forth in Section 12 below.

(z) “Subsidiary” means any entity, whether a corporation, partnership, limited liability company, joint venture, or other organization, in an unbroken chain of entities beginning with the Company if each of the entities other than the last tier entity in the unbroken chain then owns stock or other equity possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity in the next tier entity in such chain.

(aa) “Target Award Value” has the meaning set forth in Section 4(a) below.

(bb) “Target EBTIDA” has the meaning set forth in Section 4(a) below.

(cc) “Termination of Service” means, as to an Employee, termination for any reason, including, without limitation, death, disability, resignation, Retirement or termination with or without Cause, at any time, of a Participant’s employment with the Company (or any Subsidiary), but excluding any termination with includes simultaneous re-Employment or continuous Employment of the Participant by the Company (or any Subsidiary). The Administrator shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for Cause or Retirement, and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the LTIP, a Participant’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing such Participant ceases to remain at the Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Section 2.   Administration

(a) Administrator. The LTIP shall be administered by the Committee. To the extent permitted by applicable law and regulation, the Committee may from time to time delegate to one or more officers of KUEHG the authority to grant or amend Awards (collectively with the Committee, the “Administrator”); provided, however, that in no event shall an officer of KUEHG be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act with respect to the Company, or (b) individuals to whom authority to grant or amend Awards is authorized or has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, any delegatee appointed hereunder shall serve in such capacity at the pleasure of the Committee.

(b) Duties and Powers of Administrator. The Administrator shall have the sole discretion and authority to conduct the general administration of the LTIP in accordance with its provisions, including, without limitation, the authority (i) to determine which Employees will receive Awards, (ii) to grant Awards and determine the terms and conditions of such Awards, (iii) to interpret the LTIP and the Award Agreements pursuant to which Awards are issued, (iv) to resolve any ambiguities with respect to any Award and to supply any omissions with respect to any Award, and (v) to prescribe, amend, interpret and rescind rules and regulations relating to the LTIP and to make all other determinations necessary or advisable for the administration of the LTIP. Awards under the LTIP need not be the same with respect to each Participant. All decisions, interpretations and other actions of the Administrator shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, any Participant and any beneficiary of any Participant.

(c) Professional Assistance; Good Faith Actions; Compensation. All expenses and liabilities which the Administrator incurs in connection with the administration of the LTIP shall be borne by KUEHG and/or the Company. The Administrator may engage attorneys, consultants, accountants, appraisers, brokers, or other persons in connection with the administration of the LTIP, and the Administrator shall be entitled to rely upon the advice, opinions or valuations of any such persons. No members of the Administrator or officers, directors or managers of KUEHG, the Company or its Subsidiaries shall be personally liable for any action, determination or interpretation made in good faith with respect to the LTIP, including with respect to the grant of Awards hereunder, and all members of the Administrator and officers, directors and managers of KUEHG, the Company and its Subsidiaries shall be fully protected in respect of any such action, determination or interpretation.

Section 3.   Eligibility; Participants

(a) General. Subject to and in accordance with the provisions of the LTIP, the Administrator shall determine which Employees shall be eligible to receive Awards under the LTIP, as well as the amount and all other terms and conditions of each such Award.

(b) Service Requirement. Unless otherwise determined by the Administrator in its sole discretion, an Employee who first commences employment with the Company or a Subsidiary more than one hundred eighty (180) days following the commencement of any Performance Period under the LTIP shall not be eligible to participate in the LTIP with respect to such Performance Period.

(c) Eligible Employees. Unless otherwise determined by the Administrator in its sole discretion, an Employee shall only be eligible to participate in the LTIP if such Employee holds the title of Senior Vice President, Regional Vice President and/or Vice President of the Company or any Subsidiary or such other office as the Administrator may determine in its sole discretion (any Employee holding such a title or such office as determined by the Administrator, an “Eligible Employee”) and, for the avoidance of doubt, an Employee who holds the title of Chief Executive Officer or Executive Vice President shall not be eligible to participate in the LTIP (unless otherwise determined by the Administrator). For clarity, an Employee who is not an Eligible Employee at the start of any Performance Period under the LTIP but who becomes an Eligible Employee within the first one hundred eighty (180) days of such Performance Period shall be eligible to participate in the LTIP with respect to such Performance Period.

Section 4.   Terms of Awards

(a) General. Except as otherwise determined by the Administrator and specified in an Award Agreement and subject in any case to Section 6 below:

(i) Target Award Value. Each Award will represent the right to receive a percentage, ranging from zero percent (0%) to two hundred percent (200%) (the “Performance Percentage”), of a fixed, dollar-denominated amount (the “Target Award Value”) determined by reference to the Company’s EBITDA attainment for the Performance Period to which such Award relates. The Target Award Value of each Award shall be set forth in the Award Agreement evidencing the grant of such Award.

(ii) Target EBITDA. The Administrator shall determine an EBITDA target for each calendar year in the Performance Period no later than ninety (90) days after the start of the applicable calendar year (or such later date as the Administrator may determine for reasons of administrative convenience). The sum of the annual adjusted EBITDA targets for a Performance Period shall constitute the “Target EBITDA” for such Performance Period.

(iii) Determination of Performance Percentage. After the conclusion of the Performance Period to which any Award relates but prior to the applicable payment date for such Award, the Administrator shall determine (A) the “EBITDA Percentage” for such Performance Period by dividing (i) the Company’s cumulative actual EBITDA during the full Performance Period (as determined by the Administrator), by (ii) the Company’s Target EBITDA for the full Performance Period (expressed as a percentage), and (B) the Performance Percentage for such Award by reference to the EBITDA Percentage as set forth in the applicable Award Agreement. The Performance Percentage shall be subject to such additional caps, thresholds and other terms and conditions as the Administrator may determine and set forth in the applicable Award Agreement.

(iv) Determination of Award Value. The actual amount of any Award that becomes payable to a Participant shall be determined by multiplying the Performance Percentage attained for the Performance Period to which such Award relates by the Target Award Value for such Award.

(b) Other Performance Goals. Notwithstanding Section 4(a) above, the Administrator may, in its sole discretion, grant Awards to Participants hereunder based upon the attainment of such other or additional Company and/or individual performance objectives established by the Administrator and set forth in an Award Agreement (instead of, or in addition to, the EBITDA performance objectives described in Section 4(a) above).

(c) Determination of Award. After the performance period has ended and the financial statements have been finalized, the Administrator will meet with the Board and certify the results. The Board may exercise its discretion to adjust the award as it deems appropriate. Once approved, the award will be paid out in accordance with Section 5.

Section 5.   Payment of Awards

(a) Form of Payment. Amounts payable in respect of any Award granted under the LTIP will be paid in a lump sum in cash.

(b) Timing of Payment. Any Award Value determined pursuant to Section 4(c) will be paid to the Participant holding such Award as soon as administratively possible but in no event later than 2 1⁄2 months after the end of the tax year in which the Award Value was determined, subject to and conditioned upon the applicable Participant’s Continuous Service through the applicable payment date.

Section 6.   Termination of Service

Except as otherwise determined by the Administrator and specified in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason prior to the applicable payment date for any Award, the Participant will forfeit such Award.

Section 7.   Certain Transactions

Upon a partial or complete sale of the Company (including any Sale of the Company, merger, equity sale, asset sale or other sale transaction), an initial public offering of the Company’s (or any successor company’s) securities, a recapitalization or any similar transaction, the Administrator may (but shall not be required to) adjust the Performance Period, the Target EBITDA, other performance goals applicable to outstanding Award(s) hereunder (including, if applicable, the definition of EBITDA) and such other terms and conditions of the LTIP and any then-outstanding Award(s) hereunder as the Administrator determines to be equitable and appropriate, in its sole discretion. Unless otherwise determined by the Administrator, in no event shall the vesting or payment of any Award be accelerated as a result of a Sale of the Company or any of the other foregoing transactions.

Section 8.   Release

The Administrator may, in its sole discretion, require a Participant to execute and deliver to the Company a general release of claims in a form prescribed by the Company as a condition to payment of any Award (or portion thereof).

Section 9.   Effective Date; Amendment and Termination

The LTIP shall become effective as of the date on which the LTIP is adopted by the Board. The Board reserves the right to amend or terminate the LTIP at any time in its sole discretion; provided, however, that no amendment, modification, suspension or termination of the LTIP shall materially and adversely affect any outstanding Award without the prior written consent of the applicable Participant. Any amendments to the LTIP shall require member approval only to the extent required by any applicable law, rule or regulation.

Section 10.   Withholding

The Company and its Subsidiaries shall have the authority and the right to deduct or withhold from any amounts payable under the LTIP or any Award Agreement, or to require a Participant to remit to the Company or a Subsidiary thereof, an amount sufficient to satisfy all federal, state and local taxes required by law to be withheld.

Section 11.   Section 409A

(a) General. The Company intends that the LTIP shall be interpreted, construed and administered in accordance with the applicable requirements of Section 409A of the Code and related Department of Treasury guidance thereunder (together, “Section 409A”). Notwithstanding the foregoing or any provision of LTIP to the contrary, in the event that the Administrator determines that any Award may become subject to income inclusion under Section 409A, the Administrator may adopt such amendments to the LTIP and the applicable Award Agreement or take any other actions (including amendments and actions with retroactive effect), that the Administrator determines are necessary or appropriate to avoid such income inclusion, including without limitation, actions intended to (a) exempt the Award from Section 409A, or (b) comply with the requirements of Section 409A; provided, however, that nothing in this Section 11 shall create any obligation on the part of KUEHG, the Company or any Subsidiary to adopt any such amendment or take any other such action or any liability for any failure to do so. In no event shall KUEHG, the Company or its Subsidiaries have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A or similar provisions of state law.

(b) Six-Month Delay. Notwithstanding anything to the contrary in this LTIP or any Award Agreement, no compensation or benefits shall be paid to any Participant during the six (6)-month period following such Participant’s “separation from service” (within the meaning of Section 409A) if the Company reasonably determines that paying such amounts at the time or times indicated in this LTIP would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the applicable Participant’s death), the Participant shall be paid a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period (without interest).

Section 12.   Miscellaneous

(a) Transferability. No Award shall be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void ab initio.

(b) Unfunded Plan. Nothing in the LTIP or any Award Agreement shall entitle a Participant to payment of any specified property or payment out of a trust fund or other security device created for the benefit of Participants. Any claim to payment which a Participant has with respect to an Award shall be only as a general creditor of the Company. The Company’s obligations under the LTIP are both unfunded and unsecured and shall not be construed to cause a Participant to recognize taxable income prior to the time that a payment is actually paid to that Participant in accordance with the LTIP. The liability for payment with respect to Awards is a liability of the Company alone and not of any employee, officer, director, manager member or Subsidiary or affiliate of the Company.

(c) Not LLC Interests. No Participant shall be deemed to be a member of the Company or any Subsidiary or to have any right to receive any securities of KUEHG, the Company or any Subsidiary by virtue of the LTIP or any Award. Awards represent only a potential payment in cash that may become payable on the terms and conditions set forth in the LTIP. Awards under the LTIP shall not represent actual units or other equity interests in the Company or a security interest in any of the assets held by the Company.

(d) No Service Rights. Nothing in the LTIP shall confer upon any Participant any right with respect to continuation of any service relationship with KUEHG, the Company or any Subsidiary, nor shall it interfere in any way with a Participant’s right or the right of KUEHG, the Company or any Subsidiary to terminate such Participant’s service at any time, with or without cause (which rights are hereby expressly reserved).

(e) Governing Law. All questions concerning the construction, interpretation and validity of the LTIP shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(f) Rights and Remedies. The LTIP shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

(g) Successors. The terms of the LTIP shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(h) Headings. The headings in the LTIP are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

(i) Construction. In the construction of the LTIP, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.